      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 2002


                                                      REGISTRATION NO. 333-82788
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                 CEPHALON, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                       DELAWARE                                              23-2484489
           (State or Other Jurisdiction of                                (I.R.S. Employer
            Incorporation or Organization)                             Identification Number)

                             145 BRANDYWINE PARKWAY
                             WEST CHESTER, PA 19380
                                 (610) 344-0200
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------

                            JOHN E. OSBORN, ESQUIRE
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                 CEPHALON, INC.
                             145 BRANDYWINE PARKWAY
                             WEST CHESTER, PA 19380
                                 (610) 344-0200
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                             ---------------------

                                   COPIES TO:

                           RICHARD A. SILFEN, ESQUIRE
                          MORGAN, LEWIS & BOCKIUS LLP
                               1701 MARKET STREET
                             PHILADELPHIA, PA 19103
                                 (215) 963-5000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MAY 14, 2002

PROSPECTUS

                                [CEPHALON LOGO]

    $600,000,000 2 1/2% CONVERTIBLE SUBORDINATED NOTES DUE DECEMBER 15, 2006
                        7,407,480 SHARES OF COMMON STOCK

                               ------------------

     Under this prospectus, the selling securityholders named in this prospectus, or in any prospectus supplements, may offer and sell the notes and the common stock issued upon conversion of the notes.

     The notes:

     - were issued under and are governed by an indenture dated December 11, 2001 between us and the trustee, State Street Bank and Trust Company;

     - are convertible into our common stock at a conversion price of $81.00 per share, subject to certain adjustments;

     - are unsecured obligations;

     - are subordinated to our senior indebtedness and rank equally with our 5 1/4% convertible notes and 3 7/8% convertible notes;

     - are redeemable by us on or after December 20, 2004; and

     - may be required to be repurchased by us if a change of control occurs.


     Our common stock is quoted on the Nasdaq National Market under the symbol "CEPH." On May 13, 2002, the last reported closing price of our common stock was $55.95 per share.


                               ------------------


      INVESTING IN THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVES RISKS. YOU SHOULD READ THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST. PLEASE REFER TO THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF THE MATERIAL RISKS INVOLVED IN INVESTING IN THE NOTES AND THE COMMON STOCK ISSUED UPON CONVERSION OF THE NOTES.


                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                The date of this prospectus is           , 2002.

                               TABLE OF CONTENTS

SUMMARY.....................................................    1
RISK FACTORS................................................    5
USE OF PROCEEDS.............................................   14
RATIO OF EARNINGS TO FIXED CHARGES..........................   14
DIVIDEND POLICY.............................................   15
DESCRIPTION OF THE NOTES....................................   15
DESCRIPTION OF CAPITAL STOCK................................   28
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.............   29
SELLING SECURITYHOLDERS.....................................   32
PLAN OF DISTRIBUTION........................................   35
WHERE YOU CAN FIND MORE INFORMATION.........................   36
FORWARD-LOOKING STATEMENTS..................................   37
LEGAL MATTERS...............................................   38
EXPERTS.....................................................   38

                                    SUMMARY

     The following summary highlights some information from this prospectus. You should read this entire prospectus, including the "Risk Factors" section and the other information appearing elsewhere or incorporated by reference in this prospectus.

                                    CEPHALON

     Cephalon is an international biopharmaceutical company dedicated to the discovery, development and marketing of products to treat sleep disorders, neurological disorders, cancer and pain. In addition to conducting an active research and development program, we market three products in the United States and a number of products in various countries throughout Europe.

     On December 28, 2001, we acquired Laboratoire L. Lafon and its affiliated entities, which we refer to as Group Lafon. The Group Lafon entities operate as subsidiaries of Cephalon.

     Our corporate and research and development headquarters are in West Chester, Pennsylvania, and we also have offices in Salt Lake City, Utah, France, the United Kingdom, Germany and Switzerland. We operate manufacturing facilities in France for the production of modafinil, which is the active drug substance in our PROVIGIL(R) (modafinil) tablets [C-IV] and MODIODAL(R) (modafinil) products, and for which we have worldwide control of the intellectual property, marketing and manufacturing rights. We operate manufacturing facilities in Salt Lake City, Utah for the production of ACTIQ(R) (oral transmucosal fentanyl citrate) [C-II] for distribution and sale in the European Union.

     In the United States, we market three products, which constitute the majority of our total net sales. Outside of the United States, our commercial activities are concentrated in France and the United Kingdom. The following table summarizes by country our significant products:

COUNTRY              PRODUCT                         INDICATION
-------              -------                         ----------
United States......  PROVIGIL(R) (modafinil)         Excessive daytime sleepiness
                                                     associated with narcolepsy
                     GABITRIL(R) (tiagabine          Partial seizures associated
                     hydrochloride)                  with epilepsy
                     ACTIQ(R) (oral transmucosal     Breakthrough cancer pain
                     fentanyl citrate)               management
France.............  MODIODAL(R) (modafinil)(1)      Narcolepsy and hypersomnia
                     SPASFON(R) (phloroglucinol)     Biliary/urinary tract spasm
                                                     and irritable bowel syndrome
                     FONZYLANE(R) (buflomedil)       Cerebral vascular disorders
                     ACTIQ(2)                        Breakthrough cancer pain
                                                     management
United
  Kingdom(3).......  PROVIGIL                        Narcolepsy
                     TEGRETOL(R) (carbamezepine)     Epilepsy
                     RITALIN(R) (methylphenidate)    Attention
                                                     Deficit/Hyperactivity Disorder

---------------

(1)MODIODAL is the French trade name for modafinil.
(2)Expected launch in the second half of 2002.
(3)Marketed, along with two other products, under a collaboration agreement with Novartis Pharma AG.

     In the United States, we market our PROVIGIL, ACTIQ and GABITRIL products through the following specialty sales forces:

     - an approximately 185-person sales force that details PROVIGIL and GABITRIL to neurologists, psychiatrists and sleep specialists; and

     - an approximately 60-person sales force that details ACTIQ to pain specialists and oncologists.

     Outside of the United States, we have a sales force in France numbering approximately 155 persons of which 150 are associated with Group Lafon, and a sales and marketing organization numbering approximately 25 persons supporting other European countries.

     We continue to explore the utility of PROVIGIL in patients suffering from sleepiness and fatigue associated with various clinical disorders, including sleep apnea, shift work sleep disorder, multiple sclerosis and depression. Our objective in conducting these studies is to expand the approved labeling for PROVIGIL and allow us to market and promote its use in some or all of these patients. In December 2001, we acquired additional product rights to GABITRIL and now control rights worldwide, excluding Canada, Latin America and Japan. Following the transfer of regulatory approvals, we will begin marketing GABITRIL in France, the United Kingdom, Germany, Austria and Switzerland. We have initiated a series of exploratory studies to assess the use of GABITRIL for disorders such as anxiety and neuropathic pain.

     In addition to clinical programs focused on our marketed products, we have other significant research programs that seek to discover and develop treatments for neurological and oncological disorders. With respect to neurology, we have a program with a molecule, CEP-1347, that has entered Phase 2 clinical studies for the treatment of Parkinson's disease. In the cancer area, we have a program with a lead molecule, CEP-701, which is currently in Phase 2 clinical studies to treat pancreatic cancer, and a program with a molecule, CEP-7055, that is currently in Phase 1 clinical studies for the treatment of solid tumors. As part of our corporate strategy, we seek to share the risk of our research and development activities with corporate partners and, to that end, we have entered into a number of agreements to share the costs of developing and commercializing these compounds.

     For the year ended December 31, 2001, our total revenues and loss applicable to common shares were approximately $266.6 million and $61.1 million, respectively. The third quarter of 2001 was our first profitable quarter from commercial operations since inception. Our accumulated deficit at December 31, 2001 was approximately $576.7 million. These accumulated losses have resulted principally from costs incurred in research and development, including clinical trials, and from selling, general and administrative costs associated with our operations. To date, we have funded our operations from the proceeds of private and public sales of our equity and debt securities. While we seek to maintain and increase profitability and positive cash flow from commercial operations, we will need to continue to achieve product sales and other revenue sufficient for us to attain this objective. Moreover, our continued profitability may depend, in part, upon our ability to obtain additional required regulatory approvals, or successfully develop, commercialize, manufacture and market any other product candidates.

     We were incorporated in Delaware in 1987. The mailing address and telephone number of our principal executive offices are 145 Brandywine Parkway, West Chester, PA 19380, (610) 344-0200.

                            SECURITIES TO BE OFFERED

     This prospectus relates to the offer and sale by the selling securityholders of the following securities:

     - $600,000,000 2 1/2% Convertible Subordinated Notes due December 15, 2006; and

     - 7,407,480 shares of Common Stock issuable upon conversion of the notes.

     We issued and sold the notes in December 2001 to Credit Suisse First Boston Corporation, Robertson Stephens, Inc., CIBC World Markets Corp., SG Cowen Securities Corporation, UBS Warburg LLC, U.S. Bancorp Piper Jaffray Inc., Adams, Harkness & Hill, Inc. and Banc of America Securities LLC, the initial purchasers, in transactions that were exempt from the registration requirements of the Securities Act of 1933 because the offer and sale of the notes did not involve a public offering.

     These initial purchasers reasonably believed that the persons to whom they resold the notes were "qualified institutional buyers," as defined in Rule 144A under the Securities Act.

     The following is a summary of the material terms of the securities offered under this prospectus.

Securities offered............   $600,000,000 aggregate principal amount of
                                 2 1/2% Convertible Subordinated Notes due
                                 December 15, 2006 and the common stock issuable upon conversion of the notes.

Interest......................   Interest is payable on June 15 and December 15
                                 of each year, beginning on June 15, 2002.

Maturity......................   December 15, 2006.

Conversion....................   The notes are convertible at the option of the
                                 holder at any time prior to maturity into common stock at a conversion price of $81.00 per share, which translates into a conversion rate of 12.3458 shares of common stock per $1,000 principal amount of notes, subject to adjustment upon certain events.

Optional redemption...........   We may redeem some or all of the notes on or
                                 after December 20, 2004 at 100% of the
                                 principal amount of the notes, plus accrued and unpaid interest. See "Description of the Notes -- Optional Redemption."

Purchase at holder's option
upon a change in control......   The noteholders may require us to purchase
                                 their notes upon the occurrence of a change in control in cash at 100% of the principal amount of the notes, plus accrued and unpaid interest.
                                 See "Description of the Notes -- Purchase of
                                 Notes at Your Option upon a Change in Control."

Ranking.......................   The notes will be subordinated to our senior
                                 indebtedness. As of March 31, 2002, we had outstanding approximately $60.0 million of senior indebtedness and $183.0 million of our 5 1/4% convertible notes and $55.0 million of our 3 7/8% convertible notes that rank equally with the notes. The terms of the indenture under which the notes have been issued do not limit our ability to incur additional indebtedness, senior or otherwise.

Use of proceeds...............   We will not receive any proceeds from the sale
                                 of the securities covered by this prospectus.

Registration rights...........   We have filed with the SEC a shelf registration
                                 statement, of which this prospectus is a part, with respect to the resale of the notes and the common stock issuable upon conversion of the notes. We have agreed to keep the shelf registration statement effective until the earliest of the date that is two years from the effective date, the completion of the offering and the date on which the notes and the common stock issuable upon conversion of the notes are eligible to be sold to the public pursuant to Rule 144(k) of the Securities Act. If we do not comply with these registration obliga-tions, we will be required to pay additional interest to the holders of the notes or the common stock issuable upon conversion.

Trading.......................   Our common stock is traded on the Nasdaq
                                 National Market under the symbol "CEPH."

                             ---------------------

     Cephalon and the Cephalon logo are trademarks of Cephalon, Inc. registered in the U.S. and trademarks of Cephalon, Inc., registered or otherwise, in certain other countries. PROVIGIL is a registered trademark of Genelco, S.A., a wholly-owned subsidiary of Cephalon. GABITRIL is a registered trademark of Cephalon. ACTIQ is a registered trademark of Anesta Corp., a wholly-owned subsidiary of Cephalon. MODIODAL, SPASFON and FONZYLANE are trademarks of Laboratoire L. Lafon, a wholly-owned subsidiary of Cephalon, registered in France and certain other countries. "(R)" indicates U.S. trademark registration. Other third party logos and product/trade names are registered trademarks or trade names of their respective owners.

                                  RISK FACTORS

     An investment in the securities offered by this prospectus involves a high degree of risk. You should consider carefully the following risk factors in addition to the remainder of this prospectus, including the information incorporated by reference, before making an investment decision.

RISKS RELATED TO OUR BUSINESS

  A SIGNIFICANT PORTION OF OUR REVENUES IS DERIVED FROM U.S. SALES OF OUR THREE LARGEST PRODUCTS AND OUR FUTURE SUCCESS WILL DEPEND ON THE CONTINUED ACCEPTANCE AND GROWTH OF THESE PRODUCTS.

     For the year ended December 31, 2001, approximately 83% of our total revenues were derived from U.S. sales of PROVIGIL, GABITRIL and ACTIQ. We cannot be certain that these products will continue to be accepted in their markets. Specifically, the following factors, among others, could affect the level of market acceptance of PROVIGIL, GABITRIL and ACTIQ, including:

     - the perception of the healthcare community of their safety and efficacy, both in an absolute sense and relative to that of competing products;

     - the effectiveness of our sales and marketing efforts;

     - unfavorable publicity regarding these products or similar products;

     - product price relative to other competing drugs or treatments;

     - changes in government and other third-party payor reimbursement policies and practices; and

     - regulatory developments affecting the manufacture, marketing or use of these products.

     Any material adverse developments with respect to the sale or use of PROVIGIL, GABITRIL or ACTIQ could significantly reduce our product revenues and have a material adverse effect on our ability to generate net income and positive net cash flow from operations.

  WE MAY BE UNSUCCESSFUL IN OUR EFFORTS TO EXPAND THE NUMBER AND SCOPE OF AUTHORIZED USES OF PROVIGIL, GABITRIL OR ACTIQ, WHICH WOULD HAMPER SALES GROWTH AND MAKE IT MORE DIFFICULT TO SUSTAIN PROFITABILITY.

     The market for the approved indications of our three largest products is relatively small. We believe that a portion of our product sales is derived from the use of these products outside of their labeled indications. To a large degree, our future success depends on expansion of the approved indications for our products and physicians prescribing our products outside of the approved indications. Under current FDA and European medical authority regulations, we are limited in our ability to promote the use of these products outside their labeled use. Any label expansion will require FDA approval.

     We have initiated clinical studies to examine whether or not PROVIGIL and GABITRIL are effective and safe when used to treat disorders outside their currently approved uses. Although some study data has been positive, additional studies in these disorders will be necessary before we can apply to regulatory authorities to expand the authorized uses of these products. We do not know whether these studies will demonstrate safety and efficacy, or if they do, whether we will succeed in receiving regulatory approval to market PROVIGIL and GABITRIL for additional disorders. If the results of some of these studies are negative, or if adverse experiences are reported in these clinical studies or otherwise in connection with the use of these products by patients, this could undermine physician and patient comfort with the products, limit their commercial success, and diminish their acceptance. Even if the results of these studies are positive, the impact on sales of PROVIGIL and GABITRIL may be minimal unless we are able to obtain FDA and foreign medical authority approval to expand the authorized use of these products. FDA regulations limit our ability to communicate the results of additional clinical studies to patients and physicians without first obtaining approval for any expanded uses.

     We do not expect to conduct studies for the purpose of requesting an expansion of the authorized use of ACTIQ. Future sales growth, if any, of ACTIQ outside of the treatment of breakthrough cancer pain could come only from physician prescriptions outside this labeled use. Physicians may or may not prescribe ACTIQ for off-label uses and, in any event, sales from such prescriptions may not prove to be significant to our results of operations.

  AS OUR PRODUCTS ARE USED COMMERCIALLY, UNINTENDED SIDE EFFECTS, ADVERSE REACTIONS OR INCIDENTS OF MISUSE MAY OCCUR WHICH COULD RESULT IN ADDITIONAL REGULATORY CONTROLS AND REDUCED SALES OF OUR PRODUCTS.

     Prior to 1999, the use of our products had been limited principally to clinical trial patients under controlled conditions and under the care of expert physicians. The widespread commercial use of our products could produce undesirable or unintended side effects that have not been evident in our clinical trials or the relatively limited commercial use to date. In addition, in patients who take multiple medications, drug interactions could occur that can be difficult to predict. Additionally, incidents of product misuse may occur. These events, among others, could result in additional regulatory controls that could limit the circumstances under which the product is prescribed or even lead to the withdrawal of the product from the market. More specifically, ACTIQ has been approved under regulations concerning drugs with certain safety profiles, under which the FDA has established special restrictions to ensure safe use. Any violation of these special restrictions could lead to the imposition of further restrictions or withdrawal of the product from the market.

  WE MAY NOT BE ABLE TO MAINTAIN ADEQUATE PROTECTION FOR OUR INTELLECTUAL PROPERTY OR MARKET EXCLUSIVITY FOR CERTAIN OF OUR PRODUCTS AND THEREFORE POTENTIAL COMPETITORS MAY DEVELOP COMPETING PRODUCTS, WHICH COULD RESULT IN A DECREASE IN SALES AND MARKET SHARE, CAUSE US TO REDUCE PRICES TO COMPETE SUCCESSFULLY, AND LIMIT OUR COMMERCIAL SUCCESS.

     We place considerable importance on obtaining patent protection for new technologies, products and processes. To that end, we file applications for patents covering the composition of matter or uses of our drug candidates or our proprietary processes. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal, scientific and factual questions. To date there has emerged no consistent policy regarding breadth of claims in such companies' patents. Accordingly, the patents and patent applications relating to our products, product candidates and technologies may be challenged, invalidated or circumvented by third parties and might not protect us against competitors with similar products or technology. Patent disputes are frequent and can preclude commercialization of products. If we ultimately lose any disputes, we could be subject to competition or significant liabilities, we could be required to enter into third party licenses or we could be required to cease using the technology or product in dispute. In addition, even if such licenses are available, the terms of the license requested by the third party could be unacceptable to us.

     The composition of matter patent for modafinil expired in 2001. We license or own U.S. and foreign patent rights covering the particles size pharmaceutical composition of modafinil that expire between 2014 and 2015. Ultimately, these particle size patents might be found invalid if challenged by a third party or a potential competitor could develop a competing product or product formulation that would avoid infringement of these patents. If a competitor developed a competing product that avoided infringement, our revenues from our modafinil-based products could be significantly and negatively impacted.

     We also rely on trade secrets, know-how and continuing technological advancements to support our competitive position. Although we have entered into confidentiality and invention rights agreements with our employees, consultants, advisors and collaborators, these parties could fail to honor such agreements or we could be unable to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, others could independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. In addition, many of our scientific and management personnel have been recruited from other biotechnology and pharmaceutical companies where they were conducting research in areas similar to those that we now pursue. As a result, we could be subject to allegations of trade secret violations and other claims.

  WE MAY INCUR ADDITIONAL LOSSES.

     The quarter ended September 30, 2001 was our first profitable quarter from commercial operations since inception and our accumulated deficit was $576,691,000 at December 31, 2001. Our losses have resulted principally from costs incurred in research and development, including clinical trials, and from selling, general and administrative costs associated with our operations. In order for us to maintain profitability from commercial operations, we must continue to achieve product and other revenue at or above their current levels. Moreover, our future growth depends, in part, on our ability to obtain regulatory approvals for future products, or for existing products in new indications, and our ability to successfully develop, commercialize, manufacture and market any other product candidates.

  MANUFACTURING, SUPPLY AND DISTRIBUTION PROBLEMS MAY CREATE SUPPLY DISRUPTIONS THAT COULD RESULT IN A REDUCTION OF PRODUCT SALES REVENUE, AND DAMAGE COMMERCIAL PROSPECTS FOR OUR PRODUCTS.

     At our two manufacturing facilities in France, we produce the active drug substance modafinil and certain other commercial products. At our U.S. facility in Salt Lake City, Utah, we manufacture ACTIQ for international markets. For the remainder of our products, we rely on third parties for product manufacturing. In all cases, we must comply with all applicable regulatory requirements of the FDA and foreign authorities, including cGMP regulations. In addition, we must comply with all applicable regulatory requirements of the Drug Enforcement Administration, and analogous foreign authorities for certain products. The facilities used by us and third parties to manufacture, store and distribute our products are subject to inspection by regulatory authorities at any time to determine compliance with regulations. These regulations are complex, and any failure to comply with them could lead to remedial action, civil and criminal penalties and delays in production or distribution of material.

     We depend upon sole suppliers for active drug substances contained in our products, including our own French plant that manufactures modafinil, and Abbott Laboratories to manufacture finished commercial supplies of ACTIQ and GABITRIL for the U.S. market. We have two qualified manufacturers, Watson Pharmaceuticals (formerly Circa Pharmaceuticals, Inc.) and DSM Pharmaceuticals (formerly Catalytica Pharmaceuticals, Inc.), for finished commercial supplies of PROVIGIL. The process of changing or adding a manufacturer or changing a formulation requires prior FDA and/or European medical authority approval and is very time-consuming. If we are unable to manage this process effectively, we could face supply disruptions that would result in significant costs and delays, undermine goodwill established with physicians and patients, and damage commercial prospects for our products. We maintain inventories of active drug substances and finished products to protect against supply disruptions. Nevertheless, any disruption in these activities could impede our ability to sell our products and could reduce sales revenue. We also rely on third parties to distribute, provide customer service activities and accept and process returns.

  OUR ACTIVITIES AND PRODUCTS ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATIONS AND APPROVALS, WHICH ARE OFTEN COSTLY AND COULD RESULT IN ADVERSE CONSEQUENCES TO OUR BUSINESS IF WE FAIL TO COMPLY.

     We currently have a number of products that have been approved for sale in either the United States, foreign countries or both. All of our approved products are subject to extensive continuing regulations relating to, among other things, testing, manufacturing, quality control, labeling, and promotion. The failure to comply with any rules and regulations of the FDA or any foreign medical authority, or the post-approval discovery of previously unknown problems relating to our products could result in, among others:

     - fines, recalls, or seizures of products;

     - total or partial suspension of product sales;

     - non-approval of product license applications;

     - restrictions on our ability to enter into strategic relationships; and

     - criminal prosecution.

It can be both costly and time-consuming for us to comply with these regulations. Additionally, incidents of adverse drug reactions, unintended side effects or misuse relating to our products could result in additional regulatory controls or restrictions, or even lead to withdrawal of the product from the market.

     With respect to our product candidates and for new therapeutic indications for our existing products, we conduct research, preclinical testing and clinical trials. We cannot market these product candidates or these new indications in the United States or other countries without receiving approval from the FDA or the appropriate foreign medical authority. The approval process requires substantial time, effort and financial resources, and we may never obtain approval in a timely manner, or at all. We cannot provide you with any assurance that required approvals will be obtained timely or at all. In addition, if the FDA or a foreign medical authority determines that we have not complied with regulations in the research and development of a product candidate or a new indication, they may not grant approval. Without these required approvals, our ability to substantially grow revenues in the future could be adversely affected.

     In addition, because PROVIGIL and ACTIQ contain active ingredients that are controlled substances, we are subject to regulation by the DEA and analogous foreign organizations relating to the manufacture, shipment, sale and use of the applicable products. These regulations also are imposed on prescribing physicians and other third parties, making the use of such products relatively complicated and expensive. Future products may contain controlled substances. The increased concern for safety by the FDA and the DEA with respect to products containing controlled substances can result in the imposition of restrictions on marketing or even withdrawal of regulatory approval for such products. In addition, negative publicity may bring about rejection of the product by the medical community. If the DEA, FDA or a foreign medical authority withdrew the approval of, or placed additional significant restrictions on the marketing of any of our products, our product sales and ability to promote our products could be substantially affected.

  THE FAILURE TO SUCCESSFULLY OPERATE GROUP LAFON COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

     The operation of Group Lafon following our December 2001 acquisition involves a number of risks and presents financial, managerial and operational challenges, including:

     - diversion of management attention from our existing business and operations;

     - difficulty with integration of personnel, and financial and other systems; and

     - increased foreign operations that may be difficult to manage, especially since we have limited experience operating in France.

     In light of these challenges, we may not be able to successfully manage the operations and personnel of Group Lafon. Customer dissatisfaction or manufacturing, supply or distribution problems associated with Group Lafon's products could cause our pharmaceutical business in France to underperform relative to our expectations, which could have a material adverse effect on our business. We also could experience financial or other setbacks if Group Lafon's businesses have problems or liabilities of which we were not aware or are substantially greater than we anticipated based on our evaluation of the business prior to the acquisition.

  WE MAY NOT ACHIEVE THE EXPECTED COST SAVINGS AND OTHER BENEFITS OF THE GROUP LAFON ACQUISITION.


     In acquiring Group Lafon, we secured worldwide control of the intellectual property, marketing and manufacturing rights related to modafinil, the active drug substance in PROVIGIL. PROVIGIL accounted for approximately 66% of our total product sales for the year ended December 31, 2001. By consolidating our financial results with those of Group Lafon, we expect to reduce our cost of goods sold related to PROVIGIL from approximately 22% of net sales to approximately 3 to 5% of net sales. While the bulk of these expected cost savings result from eliminating the effect of preexisting contractual arrangements between us and Group Lafon, there could be unanticipated costs associated with our operation and management of the Group Lafon business that could limit or eliminate these expected cost savings or other anticipated benefits of the Group Lafon acquisition. As a result, our actual cost savings, if any, and other anticipated benefits could differ from, or their impact could be delayed compared to, our expectations as described herein.

  THE EFFORTS OF GOVERNMENT ENTITIES AND THIRD PARTY PAYORS TO CONTAIN OR REDUCE THE COSTS OF HEALTH CARE MAY ADVERSELY AFFECT OUR SALES AND LIMIT THE COMMERCIAL SUCCESS OF OUR PRODUCTS.

     In certain foreign markets, pricing or profitability of pharmaceutical products is subject to various forms of direct and indirect governmental control. In the United States, there have been, and we expect there will continue to be, various proposals to implement similar government controls. The commercial success of our products could be limited if federal or state governments adopt any such proposals. In addition, in the United States and elsewhere, sales of pharmaceutical products depend in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party and government payors increasingly challenge the prices charged for products and limit reimbursement levels offered to consumers for such products. Third party and government payors could focus their cost control efforts on our products, especially with respect to prices of and reimbursement levels for products prescribed outside their labeled indications. In these cases, these efforts could negatively impact sales of and profits, if any, on our products.

  WE EXPERIENCE INTENSE COMPETITION IN OUR FIELDS OF INTEREST, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.


     Large and small companies, academic institutions, governmental agencies, and other public and private research organizations conduct research, seek patent protection, and establish collaborative arrangements for product development in competition with us. Products developed by any of these entities may compete directly with those we develop or sell. The conditions that our products treat, and some of the other disorders for which we are conducting additional studies, are currently treated with several drugs, many of which have been available for a number of years or are available in inexpensive generic forms. With respect to PROVIGIL, there are several other products used for the treatment of narcolepsy in the United States, including methylphenidate, which is marketed under a number of brand names, including RITALIN(R) by Novartis, CONCERTA(R) tablets by Alva and METHYLIN(R) by Mallinckrodt, as well as competitive products in our other licensed territories, all of which have been available for a number of years and many of which are available in inexpensive generic forms. With respect to ACTIQ, we face competition from inexpensive oral opioid tablets and more expensive but quick-acting invasive (intravenous, intramuscular and subcutaneous) opioid delivery systems. Other technologies for rapidly delivering opioids to treat breakthrough pain are being developed, at least one of which is in clinical trials. With respect to GABITRIL, there are several products, including NEURONTIN(R) (gabapentin) by Pfizer, used as adjunctive therapy for the partial seizure market. Some are well-established therapies that have been on the market for several years while others have recently entered the partial seizure marketplace. In addition, several treatments for partial seizures are available in inexpensive generic forms. Thus we will need to demonstrate to physicians, patients and third party payors that the cost of our products is reasonable and appropriate in the light of their safety and efficacy, the price of competing products and the related health care benefits to the patient. In addition, many of our competitors have substantially greater capital resources, research and development staffs and facilities than we have, and substantially greater experience in conducting clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. These entities represent significant competition for us. In addition, competitors who are developing products for the treatment of neurological or oncological disorders might succeed in developing technologies and products that are more effective than any that we develop or sell or that would render our technology and products obsolete or noncompetitive. Competition and innovation from these or other sources, including advances in current treatment methods, could potentially affect sales of our products negatively or make them obsolete. In addition, we may be at a competitive marketing disadvantage against companies that have broader product lines and whose sales personnel are able to offer more complementary products than we can. Any failure to maintain our competitive position could adversely affect our business and results of operations.

  WE FACE SIGNIFICANT PRODUCT LIABILITY RISKS, WHICH MAY HAVE A NEGATIVE EFFECT ON OUR FINANCIAL PERFORMANCE.

     The administration of drugs to humans, whether in clinical trials or commercially, can result in product liability claims whether or not the drugs are actually at fault for causing an injury. Furthermore, our products may cause, or may appear to have caused, serious adverse side effects (including death) or potentially dangerous drug interactions that we may not learn about or understand fully until the drug has been administered to patients for some time. As our products are used more widely and in patients with varying medical conditions, the likelihood of an adverse drug reaction, unintended side effect or incidence of misuse may increase. Product liability claims can be expensive to defend and may result in large judgments or settlements against us, which could have a negative effect on our financial performance. We maintain product liability insurance in amounts we believe to be commercially reasonable, but claims could exceed our coverage limits or purchasing sufficient insurance could be expensive. Even if a product liability claim is not successful, the adverse publicity and time and expense of defending such a claim may interfere with our business.

  THE RESULTS AND TIMING OF OUR RESEARCH AND DEVELOPMENT ACTIVITIES, INCLUDING FUTURE CLINICAL TRIALS ARE DIFFICULT TO PREDICT, SUBJECT TO FUTURE SETBACKS AND, ULTIMATELY, MAY NOT RESULT IN ANY ADDITIONAL PHARMACEUTICAL PRODUCTS, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

     In order to remain competitive, we are focused on the search for new pharmaceutical products. These activities include engaging in discovery research and process development, conducting preclinical and clinical studies, and seeking regulatory approval in the United States and abroad. In all of these areas, we have relatively limited resources and compete against larger multinational pharmaceutical companies. Moreover, even if we undertake these activities in an effective and efficient manner, regulatory approval for the sale of new pharmaceutical products remains highly uncertain since the majority of compounds discovered do not enter clinical studies and the majority of therapeutic candidates fail to show the human safety and efficacy necessary for regulatory approval and successful commercialization.

     Preclinical testing and clinical trials must demonstrate that a product candidate is safe and efficacious. The results from preclinical testing and early clinical trials may not be predictive of results obtained in subsequent clinical trials, and we cannot be sure that these clinical trials will demonstrate the safety and efficacy necessary to obtain regulatory approval for any product candidates. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. In addition, certain clinical trials are conducted with patients having the most advanced stages of disease. During the course of treatment, these patients often die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested. Such events can have a negative impact on the statistical analysis of clinical trial results.

     The completion of clinical trials of our product candidates may be delayed by many factors, including the rate of enrollment of patients. Neither we nor our collaborators can control the rate at which patients present themselves for enrollment, and the rate of patient enrollment may not be consistent with our expectations or sufficient to enable clinical trials of our product candidates to be completed in a timely manner or at all. In addition, we may not be permitted by regulatory authorities to undertake additional clinical trials for any of our product candidates. Even if such trials are conducted, our product candidates may not prove to be safe and efficacious or receive regulatory approvals. Any significant delays in, or termination of, clinical trials of our product candidates could impact our ability to substantially increase our product sales in the future.

  OUR RESEARCH AND DEVELOPMENT AND MARKETING EFFORTS ARE OFTEN DEPENDENT ON CORPORATE COLLABORATORS AND OTHER THIRD PARTIES WHO MAY NOT DEVOTE SUFFICIENT TIME, RESOURCES AND ATTENTION TO OUR PROGRAMS, AND WHICH MAY LIMIT OUR EFFORTS TO SUCCESSFULLY DEVELOP AND MARKET POTENTIAL PRODUCTS.

     Because we have limited resources, we have entered into a number of collaboration agreements with other pharmaceutical companies, most importantly with Lundbeck and Sanofi-Synthelabo related to our research efforts in Parkinson's and Alzheimer's disease, and solid tumors, respectively. In some cases our collaboration agreements call for our partners to control:

     - the supply of bulk or formulated drugs for commercial use or for use in clinical trials;

     - the design and execution of clinical studies;

     - the process of obtaining regulatory approval to market the product;
       and/or

     - marketing and selling of any approved product.

     In each of these areas, our partners may not support fully our research and commercial interests since our program may compete for time, attention and resources with the internal programs of our corporate collaborators. As such, our program may not move forward as effectively, or advance as rapidly, as it might if we had retained complete control of all research, development, regulatory and commercialization decisions. We also rely on several of these collaborators and other third parties for the production of compounds and the manufacture and supply of pharmaceutical products. Additionally, we may find it necessary from time to time to seek new or additional partners to assist us in commercializing our products, though we might not be successful in establishing any such new or additional relationships.

  OUR PRODUCT SALES AND RELATED FINANCIAL RESULTS WILL FLUCTUATE AND THESE FLUCTUATIONS MAY CAUSE OUR STOCK PRICE TO FALL, ESPECIALLY IF THEY ARE NOT ANTICIPATED BY INVESTORS.

     A number of analysts and investors who follow our stock have developed models to attempt to forecast future product sales and have established earnings expectations based upon those models. These models, in turn, are based in part on estimates of projected revenue and earnings that we disclose publicly. Forecasting revenue growth is difficult, especially when there is little commercial history and when the level of market acceptance of our products is uncertain or, in the case of Group Lafon, when we have just recently acquired a portfolio of products. Forecasting is further complicated by the difficulties in estimating stocking levels at pharmaceutical wholesalers and at retail pharmacies and in estimating potential product returns. As a result, it is likely that there will be significant fluctuations in revenues, which may not meet with market expectations and which also may adversely affect our stock price. There are a number of other factors that could cause our financial results to fluctuate unexpectedly, including:

     - the cost of product sales;

     - achievement and timing of research and development milestones;

     - co-promotion and other collaboration revenues;

     - cost and timing of clinical trials;

     - marketing and other expenses; and

     - manufacturing or supply disruption.

  THE PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE HIGHLY VOLATILE.


     The market price of our common stock is volatile, and we expect it to continue to be volatile for the foreseeable future. For example, from January 1, 2001 through May 13, 2002, our common stock traded at a high price of $78.880 and a low price of $36.375. Negative announcements, including, among others:


     - adverse regulatory decisions;

     - disappointing clinical trial results;

     - disputes concerning patent or other proprietary rights; or

     - operating results that fall below the market's expectations could trigger significant declines in the price of our common stock. In addition, external events, such as news concerning our competitors, changes in government regulations that may impact the biotechnology or pharmaceutical industries or the movement of capital into or out of our industry, are also likely to affect the price of our common stock.

  A PORTION OF OUR PRODUCT SALES AND CERTAIN BALANCE SHEET ITEMS ARE SUBJECT TO EXCHANGE RATE FLUCTUATIONS IN THE NORMAL COURSE OF BUSINESS THAT COULD ADVERSELY AFFECT OUR REPORTED RESULTS OF OPERATIONS.

     Historically, a portion of our product sales has been earned in currencies other than the U.S. dollar. As a result of our acquisition of Group Lafon, we expect that the portion of our product sales denominated in the euro and other local currencies will increase. We translate revenue earned from product sales into U.S. dollars at the average exchange rate applicable during the relevant period. A strengthening of the dollar could, therefore, reduce our earnings. Consequently, fluctuations in the rate of exchange between the U.S. dollar and the euro and other local currencies may affect period-to-period comparisons of our operating results. In addition, we may face exposure to the extent that exchange rate fluctuations affect the repayment of certain intercompany indebtedness. Finally, the balance sheet of our foreign operations will be translated into U.S. dollars at the period-end exchange rate. This latter exposure will result in changes to the translated value of assets and liabilities, with the impact of the translation included as a component of stockholders' equity.

  WE ARE INVOLVED IN OR MAY BECOME INVOLVED IN THE FUTURE IN LEGAL PROCEEDINGS THAT, IF ADVERSELY ADJUDICATED OR SETTLED, COULD MATERIALLY IMPACT OUR FINANCIAL CONDITION.

     As a biopharmaceutical company, we are or may become a party to litigation in the ordinary course of our business, including matters alleging employment discrimination, product liability, patent infringement, or breach of commercial contract, among others. In general, litigation claims can be expensive and time consuming to defend and could result in settlements or damages that could significantly impact results of operations and financial condition. We currently are vigorously defending ourselves against certain litigation matters. However, even if these existing lawsuits were adversely adjudicated or settled, we do not believe there would be a material impact on our results of operations or our financial condition.

  OUR DEPENDENCE ON KEY EXECUTIVES AND SCIENTISTS COULD IMPACT THE DEVELOPMENT AND MANAGEMENT OF OUR BUSINESS.

     We are highly dependent upon our ability to attract and retain qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical and biotechnology industries, and we cannot be sure that we will be able to continue to attract and retain the qualified personnel necessary for the development and management of our business. Although we do not believe the loss of one individual would materially harm our business, our research and development programs and our business might be harmed by the loss of the services of multiple existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner. Much of the know-how we have developed resides in our scientific and technical personnel and is not readily transferable to other personnel. We do not have employment agreements with any of our key scientific, technical and managerial employees. We do not maintain "key man" life insurance on any of our employees.

  WE MAY BE REQUIRED TO INCUR SIGNIFICANT COSTS TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS AND OUR COMPLIANCE MAY LIMIT ANY FUTURE PROFITABILITY.

     Our research and development activities involve the controlled use of hazardous, infectious and radioactive materials that could be hazardous to human health and safety or the environment. We store these materials and various wastes resulting from their use at our facility pending ultimate use and disposal. We are subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes, and we may be required to incur significant costs to comply with both existing and future environmental laws and regulations.

     We believe that our safety procedures for handling and disposing of these materials comply with foreign, federal, state and local laws and regulations, but we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of an accident, we could be held liable for any resulting damages, which could include fines and remedial costs. These damages could require payment by us of significant amounts over a number of years, which would be reflected in our results of operations and financial condition.

  ANTI-TAKEOVER PROVISIONS MAY DELAY OR PREVENT CHANGES IN CONTROL OF OUR MANAGEMENT OR DETER A THIRD PARTY FROM ACQUIRING US, LIMITING OUR STOCKHOLDERS' ABILITY TO PROFIT FROM SUCH A TRANSACTION.

     Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock, $0.01 par value, of which 1,000,000 have been reserved for issuance in connection with our stockholder rights plan, and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. Our stockholder rights plan could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.


     We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control of Cephalon. We also have adopted a "poison pill" rights plan that will dilute the stock ownership of an acquirer of our stock upon the occurrence of certain events. Section 203, the rights plan, and the provisions of our certificate of incorporation, our bylaws and Delaware corporate law, may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.


RISKS RELATED TO THE SECURITIES OFFERED HEREBY

  THE NOTES ARE UNSECURED AND, IN THE EVENT OF OUR INSOLVENCY, LIQUIDATION OR SIMILAR EVENT, WE MUST PAY IN FULL OUR SENIOR INDEBTEDNESS BEFORE WE CAN MAKE PAYMENTS ON THE NOTES.

     The notes are unsecured and subordinated to our existing and future senior indebtedness. In the event of our insolvency, liquidation, reorganization or payment default on senior indebtedness, we will not be able to make payments on the notes until we have paid in full all of our senior indebtedness, which as of March 31, 2002, totaled approximately $60.0 million. We may, therefore, not have sufficient assets to pay the amounts due on the notes. Under the indenture for the notes, we are not prohibited from incurring debt, including debt senior to, on parity with or subordinate to the notes. If we incur additional debt, our ability to pay amounts due on the notes could be adversely affected. Furthermore, the indenture for the notes does not restrict our ability to pay dividends or issue or repurchase securities and the indenture does not contain any financial covenants.

  WE MAY BE UNABLE TO PURCHASE THE NOTES, IF REQUIRED, UPON A CHANGE IN CONTROL.

     You may require us to purchase all or any portion of your notes upon the occurrence of a change in control. We may not have sufficient funds to purchase the notes upon such a change in control. Although there are currently no restrictions on our ability to pay the purchase price, future debt agreements may prohibit us from repaying the purchase price. If we are prohibited from purchasing the notes, we could seek consent from our lenders to purchase the notes. If we are unable to obtain their consent, we could attempt to refinance the notes. If we were unable to obtain a consent or refinance, we would be prohibited from purchasing the notes. If we were unable to purchase the notes upon a change in control, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the change in control may be an event of default under our other debt. As a result, we could be prohibited from paying amounts due on the notes under the subordination provisions of the indenture.

  WE HAVE SUBSTANTIALLY INCREASED OUR INDEBTEDNESS AND MAY BE UNABLE TO SERVICE OR REPAY OUR SUBSTANTIAL INDEBTEDNESS.


     As of December 31, 2001 and March 31, 2002, we had approximately $898.0 million and $899.0 million of indebtedness, respectively. Our ratio of debt to equity (expressed as a percentage) as of December 31, 2001 was approximately 225% and our annual debt service would be approximately $34.3 million. Of our total indebtedness, approximately $60.0 million ranked senior in right of payment to the notes. The level of our indebtedness, among other things, could

     - make it difficult for us to make payments on our indebtedness;

     - make it difficult for us to obtain any necessary financing in the future for working capital, capital expenditure, debt service requirements or other purposes;

     - limit our flexibility in planning for, or reacting to changes in, our business; and

     - make us more vulnerable in the event of a downturn in our business.


     Unless we are able to generate sufficient operating cash flow to service the notes and our other indebtedness, we will be required to raise additional funds. Because the financing markets may be unwilling to provide funding to us or may only be willing to provide funding on terms that we would consider unacceptable, we may not have the cash available or be able to obtain funding to permit us to meet our debt service obligations, including our obligations under the notes.


  THERE IS NO PUBLIC MARKET FOR THE NOTES.

     The notes are a new issue of securities for which there is currently no public market. Although the initial purchasers of the notes have advised us that they intend to make a market in the notes, they are not obligated to do so. The initial purchasers could stop making a market at any time without notice. Accordingly, no market for the notes may develop, and any market that develops may not last. We do not intend to apply for listing of the notes on any securities exchange or other stock market.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the securities covered by this prospectus.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Because of our historic losses, we have experienced a deficiency of earnings available to cover fixed charges throughout our existence. We have computed the deficiency of earnings available to cover fixed charges by subtracting fixed charges from our loss from operations. Fixed charges consist of interest on all indebtedness and amortization of discount on all indebtedness.

                                                        YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------------
                                           1997       1998       1999       2000        2001
                                         --------   --------   --------   ---------   --------
                                                            (IN THOUSANDS)
Deficiency of earnings available to
  cover fixed charges and preferred
  stock dividends......................  $(82,934)  $(77,865)  $(80,898)  $(115,702)  $(22,945)
Ratio of earnings to fixed charges and
  preferred stock dividends(1).........        --         --         --          --         --

---------------

(1) Because earnings were insufficient to cover fixed charges, no ratios are provided.

                                DIVIDEND POLICY

     We have not paid any dividends on our common stock since our inception and we do not anticipate paying any dividends on our common stock in the foreseeable future.

                            DESCRIPTION OF THE NOTES

     We issued the notes under an indenture dated as of December 11, 2001 between us and State Street Bank and Trust Company, as trustee, and are registering the resale of the notes and the common stock underlying the notes on the registration statement, of which this prospectus is a part, pursuant to a registration rights agreement with the initial purchasers. The following summarizes some, but not all, provisions of the notes, the indenture and the registration rights agreement. We urge you to read the indenture and the registration rights agreement because those agreements, and not this description, define your rights as a holder of the notes. A copy of the indenture, the global certificate evidencing the notes and the registration rights agreement is available to you upon request. In the event of any conflict between the provisions of the global certificate evidencing the notes and the indenture, the indenture will control.

     In this section of the prospectus entitled "Description of the Notes," when we refer to "Cephalon," "we," "our," or "us," we are referring to Cephalon, Inc. and not any of its subsidiaries.

GENERAL

     The notes are unsecured general obligations of Cephalon and are subordinate in right of payment as described under "-- Subordination of Notes." The notes are convertible into common stock as described under "-- Conversion of Notes." The notes are limited to $600,000,000 aggregate principal amount. The notes were issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on December 15, 2006, unless earlier converted by you, redeemed at our option only after December 20, 2004 or purchased by us at your option upon a change in control.

     Neither we nor our subsidiaries are restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of Cephalon, except to the extent described under "-- Purchase of Notes at Your Option Upon a Change in Control."

     The notes bear interest at the annual rate of 2 1/2% from December 11, 2001, which rate may be increased as described in "-- Registration Rights" below. Interest is payable on June 15 and December 15 of each year, beginning June 15, 2002, subject to limited exceptions if the notes are converted, redeemed or purchased prior to the interest payment date. The record dates for the payment of interest are June 1 and December 1. We may, at our option, pay interest on the notes by check mailed to the holders. However, a holder with an aggregate principal amount of notes in excess of $2 million will be paid by wire transfer in immediately available funds upon its election if the holder has provided us with wire transfer instructions at least 10 business days prior to the payment date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. We are not required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day is treated as though it were paid on the original due date and no interest accrues on the payment for the additional period of time.

     We will maintain an office in The City of New York where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes have been and will be issued only in fully-registered book-entry form, without coupons, represented by one or more global notes. There is no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

CONVERSION OF NOTES

     You have the right, at your option, to convert your notes into shares of our common stock at any time prior to maturity, unless previously redeemed or purchased, at the conversion price of $81.00 per share, subject to the adjustments described below. This is equivalent to a conversion rate of 12.3458 shares per $1,000 principal amount of notes. You may convert notes in denominations of $1,000 and multiples of $1,000.

     Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date and the opening of business on the next interest payment date (except for notes or portions of notes called for redemption or subject to purchase following a change in control on a redemption date or a purchase date, as the case may be, occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the principal amount being converted. As a result of the foregoing provisions, if the exception described in the preceding sentence does not apply and you surrender your notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the date of conversion or for any later period.

     We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash for the fractional amount based upon the closing market price of the common stock on the last trading day prior to the date of conversion.

     If the notes are called for redemption or are subject to purchase following a change in control, your conversion rights on the notes called for redemption or so subject to purchase will expire at the close of business on the last business day before the redemption date or purchase date, as the case may be, or such earlier date as the notes are presented for redemption or for purchase, unless we default in the payment of the redemption price or purchase price, in which case your conversion right will terminate at the close of business on the date the default is cured and the notes are redeemed or purchased. If you have submitted your notes for purchase upon a change in control, you may only convert your notes if you withdraw your election in accordance with the indenture.

     The conversion price will be adjusted upon the occurrence of:

     (1) the issuance of shares of our common stock as a dividend or distribution on our common stock;

     (2) the subdivision or combination of our outstanding common stock;

     (3) the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

     (4) the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

         - dividends, distributions and rights or warrants referred to in clause
           (1) or (3) above;

         - dividends or distributions exclusively in cash referred to in clause
           (5) below; and

         - distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;

     (5) the dividend or distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

     (6) the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that, together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

     To the extent that our rights plan is still in effect, upon conversion of the notes into common stock, the holders will receive, in addition to the common stock, the rights described in our rights plan, whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions. See "Description of Capital Stock." If we implement a new rights plan, we will be required under the indenture to provide that the holders of notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion, subject to certain limited exceptions.

     In the event of:

     - any reclassification of our common stock; or

     - a consolidation, merger or combination involving Cephalon; or

     - a sale or conveyance to another person of the property and assets of Cephalon as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

     You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

     We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our Board of Directors determines that such reduction would be in our best interest. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

     No adjustment in the conversion price is required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price on the notes for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

SUBORDINATION OF NOTES

     The payment of the principal of, premium, if any, and interest on the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default under the indenture we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the note holders. The indenture requires that we must promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

     We may not make any payment on the notes or purchase or otherwise acquire the notes if:

     - a default in the payment of any senior indebtedness occurs and is continuing beyond any applicable period of grace, or

     - any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from the Company or other person permitted to give such notice under the indenture.

     We are required to resume payments on the notes:

     - in case of a payment default of senior indebtedness, upon the date on which such default is cured or waived or ceases to exist, and

     - in case of a nonpayment default of designated senior indebtedness, upon the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

     No new period of payment blockage may be commenced for a default unless:

     - 365 days have elapsed since our receipt of the prior payment blockage notice, and

     - all scheduled payments on the notes that have come due have been paid in full in cash.

     No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

     As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

     If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

     A portion of our operations are or in the future may be conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, would depend upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

     Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and could be subject to contractual or statutory restrictions.

     Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

     As of April 12, 2002, we had approximately $60.0 million of senior indebtedness outstanding, of which $28.0 million is secured indebtedness, and $238 million of convertible notes that rank equally with the notes. Of the $60.0 million of senior indebtedness, our subsidiaries had approximately $14.0 million of indebtedness that is secured and effectively ranks senior to the notes.

     Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

     We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments will be senior to the claims of the note holders.

     "designated senior indebtedness" means any senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is "designated senior indebtedness" for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).

     "indebtedness" means:

     (1) all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of Cephalon or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

     (2) all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

     (3) all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

     (4) all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

     (5) all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

     (6) all of our direct or indirect guaranties or similar agreement by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and

     (7) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses
         (1) through (6).

     "senior indebtedness" means the principal of, premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of Cephalon whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Cephalon, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

     (1) indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes;

     (2) any indebtedness to any of our majority-owned subsidiaries, other than indebtedness to our subsidiaries arising by reason of guarantees by us of indebtedness of such subsidiary to a person that is not our subsidiary; and

     (3) indebtedness for trade payables or the deferred purchase price of assets or services incurred in the ordinary course of business.

OPTIONAL REDEMPTION BY CEPHALON

     We may redeem the notes on or after December 20, 2004, on at least 20 days and no more than 60 days notice, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, together with accrued and unpaid interest to, but excluding, the redemption date; provided that if the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment shall be payable to holders of record on the relevant record date.

     If we decide to redeem fewer than all of the notes, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be part of the portion selected for redemption.

     No sinking fund is provided for the notes.

PURCHASE OF NOTES AT YOUR OPTION UPON A CHANGE IN CONTROL

     If a change in control occurs, you will have the option to require us to purchase all or any part of your notes on the day that is 30 business days after the occurrence of such change in control (the "change in control purchase date") at a purchase price equal to 100% of the principal amount of the notes together with accrued and unpaid interest to, but excluding, the purchase date. Notes submitted for purchase must be in integral multiples of $1,000 principal amount.

     We will mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of such change in control. This notice shall state certain specified information, including:

     - information about, and the terms and conditions of, the change in control;

     - information about the holders' right to convert the notes;

     - the holders' right to require us to purchase the notes;

     - the procedures required for exercise of the purchase option upon the change in control; and

     - the name and address of the paying and conversion agents.

     You must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date.

     A change in control will be deemed to have occurred if any of the following occurs:

     - any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

     - we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such transaction "beneficially own," directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

     - the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of Cephalon (whether or not otherwise in compliance with the indenture).

     However, a change in control will not be deemed to have occurred if either:

     - the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such day; or

     - in the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights) in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

     For purposes of this change in control definition:

     - "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

     - a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

     - "beneficially own" and "beneficially owned" have meanings correlative to that of beneficial owner;

     - "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

     - "voting stock" means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

     The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

     We will under the indenture:

     - comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

     - file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

     - otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

     This change in control purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchasers.

     We could, in the future, enter into certain transactions, including a highly leveraged transaction or a recapitalization, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

     Certain of our future debt agreements may prohibit our redemption or repurchase of the notes and provide that a change in control constitutes an event of default.

     We may not purchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.


     If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, as of March 31, 2001, we had approximately $238 million of existing debt (in addition to the notes), consisting of our 5 1/4% convertible notes due 2006 and our 3 7/8% convertible notes due 2007, that has, and we may in the future incur additional debt that may have, similar change of control provisions that permit holders of such debt to accelerate or require us to repurchase such debt upon the occurrence of events similar to a change in control. We may not have sufficient funds to pay both the change in control purchase price under the notes and under our existing debt. Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.


EVENTS OF DEFAULT

     Each of the following constitutes an event of default under the indenture:

     (1) we fail to pay principal or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

     (2) we fail to pay any interest, including any additional interest, on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

     (3) we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

     (4) we fail to pay the purchase price of any note when due, whether or not prohibited by the subordination provisions of the indenture;

     (5) we fail to provide timely notice of a change in control;

     (6) any indebtedness for money borrowed by us or one of our significant subsidiaries in an outstanding principal amount in excess of $10 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice as provided in the indenture; and

     (7) certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

     If an event of default, other than an event of default described in clause
(7) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (7) above occurs with respect to us, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any acceleration will be subject to the subordination provisions described above.

     After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

     Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

     No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

     - the holder has previously given the trustee written notice of a continuing event of default;

     - the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

     - the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

     However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

     Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

     - we fail to pay principal, premium or interest on any note when due;

     - we fail to convert any note into common stock; or

     - we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

     We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not Cephalon, to the officers' knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

MODIFICATION AND WAIVER

     We and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

     - change the stated maturity of the principal of, or interest on, any note;

     - reduce the principal amount of or any premium or interest on any note;

     - reduce the amount of principal payable upon acceleration of the maturity of any note;

     - change the currency of payment of principal of, or any premium or interest on, any note;

     - impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

     - modify the provisions with respect to the purchase right of the holders upon a change in control in a manner adverse to holders;

     - modify the subordination provisions in a manner materially adverse to the holders of notes;

     - adversely affect the right of holders to convert notes other than as provided in the indenture;

     - reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

     - reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

     - modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected note holder.

     We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any note holder.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

     - the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States, or the District of Columbia and assumes our obligations on the notes and under the indenture;

     - immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

     - other conditions specified in the indenture are met.

REGISTRATION RIGHTS GRANTED TO THE INITIAL PURCHASES OF THE NOTES

     We and the initial purchasers entered into a registration rights agreement on December 11, 2001. In this agreement, we agreed to file a shelf registration statement under the Securities Act not later than 90 days after December 11, 2001 to register resales of the notes and the shares of common stock into which the notes are convertible. The notes and the common stock issuable upon conversion of the notes are referred to collectively as registrable securities. We are required to use all commercially reasonable efforts to have this shelf registration statement declared effective as promptly as practicable but not later than 180 days after December 11, 2001, and to keep it effective until the earliest of:

     (1) two years from the date we file the shelf registration statement;

     (2) the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

     (3) the date on which all registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

     We are permitted to suspend the use of this prospectus, which is a part of the shelf registration statement, for a period not to exceed an aggregate of 45 days in any 90-day period or an aggregate of 90 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the Securities and Exchange Commission and similar events.

     A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally is required to provide information about itself and the specifics of the sale, be named as a selling securityholder in this prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreements which are applicable to such holder.

     If:

     (1) on or prior to the 90th day after December 11, 2001, the shelf registration statement has not been filed with the SEC;

     (2) on or prior to the 180th day after December 11, 2001, the shelf registration statement has not been declared effective by the SEC; or

     (3) after the shelf registration statement has been declared effective, such shelf registration statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of notes and the common stock issuable upon the conversion of the notes in accordance with and during the periods specified in the registration rights agreement and (A) unless we declare a suspension period to be in effect, we do not cure the shelf registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (B) if applicable, we do not terminate the suspension period described above by the 45th day or 90th day, as the case may be,

(we refer to each such event described above in clauses (1) through (3) as a registration default), additional interest will accrue on the notes and the underlying shares of common stock that are registrable securities in addition to the rate set forth in the title of the notes, from and including the date on which any such registration default occurs to, but excluding, the date on which the registration default has been cured, at the rate of 0.5% per year for the notes (or an equivalent amount for any common stock issued upon conversion of the notes that are registrable securities). We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay additional interest remain in effect only so long as the notes and the common stock issuable upon the conversion of the notes held by the holder are "registrable securities" within the meaning of the registration rights agreement.

     We gave notice of our intention to file the shelf registration statement of which the is prospectus is a part, which we refer to as a filing notice, to each of the holders of the notes in the same manner as we would give notice to holders of notes under the indenture.

     We will give notice to all holders who have provided us with the notice and questionnaire described below of the effectiveness of the shelf registration statement. You will need to complete the notice and questionnaire (available from us) prior to any intended distribution of your registrable securities pursuant to the shelf registration statement. We refer to this form of notice and questionnaire as the "questionnaire." You are required to deliver the questionnaire prior to the effectiveness of the shelf registration statement so that you can be named as a selling securityholder in the prospectus. Upon receipt of your completed questionnaire after the effectiveness of the shelf registration statement, we will, within 5 business days, file any amendments or supplements to the shelf registration statement so that you may use the prospectus, subject to our right to suspend its use under certain circumstances.

     We will pay all registration expenses of the shelf registration, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the registrable securities. Selling securityholders remain responsible for all selling expenses (i.e., commissions and discounts).

SATISFACTION AND DISCHARGE

     We may discharge certain of our obligations under the indenture while notes remain outstanding if (1) all outstanding notes have or will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

TRANSFER AND EXCHANGE

     We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

     - vary or terminate the appointment of the security registrar, paying agent or conversion agent;

     - appoint additional paying agents or conversion agents; or

     - approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

PURCHASE AND CANCELLATION

     All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

     We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

REPLACEMENT OF NOTES

     We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

GOVERNING LAW

     The indenture and the notes and governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

CONCERNING THE TRUSTEE

     State Street Bank and Trust Company has agreed to serve as the trustee under the indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign. The holders of a majority in principal amount of all outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

BOOK-ENTRY, DELIVERY AND FORM

     We have initially issued the notes in the form of global securities. The global securities have been deposited with the trustee as custodian for the Depository Trust Company and registered in the name of a nominee of DTC. Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global securities directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated forms of "certificated securities," are issued only in certain limited circumstances described below.

     DTC has advised us that it is:

     - a limited purpose trust company organized under the laws of the State of New York;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities of institutions that have accounts with DTC, called DTC "participants," and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies, called the "indirect participants," that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     We expect that pursuant to procedures established by DTC upon the deposit of the global securities with DTC, DTC has credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global securities to the accounts of participants. The accounts to be credited were initially designated by the initial purchasers or their representatives. Ownership of beneficial interests in the global securities is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security is shown on, and the transfer of those beneficial interests is effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

     Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

     So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security is able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you are not entitled to have the notes represented by the global security registered in your name, are not entitled to receive physical delivery of certificated securities and are not considered to be the owner or holder of any notes under the global securities. We understand that under existing industry practice, if an owner of a beneficial interest in the global securities desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will make payments of principal of, premium, if any, and interest (including any additional interest) on the notes represented by the global securities registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities. Neither we, the trustee nor any paying agent have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including additional interest) on the global securities, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global securities held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We do not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global securities for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global securities for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading "Transfer Restrictions."

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value, and 5,000,000 shares of preferred stock of which 2,500,000 shares have been designated $3.625 Convertible Exchangeable Preferred Stock, $.01 par value (the "$3.625 preferred stock") and 1,000,000 shares have been designated and reserved for issuance as Series A Junior Participating Preferred Shares, $.01 par value per share, in connection with our stockholder rights plan. As of September 30, 2001, there were 50,571,084 shares of common stock outstanding, and no shares of the $3.625 preferred stock outstanding. The following summary of the terms and provisions of our capital stock does not purport to be complete and is qualified in its entirety by reference to our restated certificate of incorporation and bylaws.

DESCRIPTION OF COMMON STOCK

     The majority of our authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value per share. Holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulate votes for the election of directors. Holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the distribution rights of shares of preferred stock, if any, then outstanding. Shares of common stock have no preemptive, conversion or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock.

     As permitted by the Delaware General Corporation Law, our restated certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

DESCRIPTION OF PREFERRED STOCK

     The board of directors has the authority, from time to time and without further action by our stockholders, to divide our unissued capital stock into one or more classes and one or more series within any class and to make determinations of the designation and number of shares of any class or series and determinations of the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series. The rights, preferences, limitations and special rights of different classes of capital stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. In 1999, we issued 2,500,000 shares of $3.625 preferred stock in a private placement transaction. As of September 30, 2001, all of the outstanding shares of $3.625 preferred stock had been converted into 6,974,998 shares of our common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is StockTrans, Inc.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     This section summarizes the material United States federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which you may convert the notes. This summary is not a complete analysis of all the potential tax consequences that you may need to consider before investing based on your particular circumstances.

     This summary is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated or proposed under the Code, judicial authority and administrative rulings. Any of these may change, possibly on a retroactive basis.

     This summary deals only with beneficial owners of notes or common stock into which notes may be converted who acquire the notes and hold the notes or common stock as capital assets, within the meaning of Section 1221 of the Code. It does not address tax consequences under any special tax rules. Special tax rules may apply, for example, to banks, tax-exempt organizations, pension funds, insurance companies, investors subject to the alternative minimum tax, dealers in securities or foreign currencies, persons participating in a hedging transaction or a "straddle" or "conversion transaction," or persons that have a "functional currency" other than the U.S. dollar. In addition, this discussion does not address the tax consequences to a holder that is not a "U.S. holder" (as defined below). We have not sought any ruling from the IRS with respect to the statements and conclusions in this summary. We cannot guarantee that the IRS will agree with these statements and conclusions.

     Before you invest in the notes, you should consult your own tax adviser to determine how the United States federal income tax laws apply to your particular situation and for information about any tax consequences arising under other tax laws, such as United States federal estate tax laws and the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

     This summary applies to you if you are a U.S. holder. For purposes of this discussion, the term "U.S. holder" means a beneficial owner of a note or common stock that is for United States federal income tax purposes:

     - an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

     - a corporation or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

     - an estate, the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust if, as provided in the Treasury regulations, either (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

     If a partnership holds notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes or common stock should consult their tax advisers.

TAXATION OF INTEREST

     You generally must include interest on the notes in your income as ordinary income at the time you receive or accrue the interest based on your method of accounting for United States federal income tax purposes. We must pay additional interest to you in specified circumstances described in "Description of the Notes -- Registration Rights." According to Treasury regulations, the possibility of additional interest being paid to you will not affect the amount of interest income you recognize, in advance of the payment of any additional interest, if there is only a remote chance as of the date the notes were issued that you will receive additional interest. We believe that the likelihood that we will pay additional interest is remote. Therefore, we do not intend to treat the potential payment of additional interest as part of the yield to maturity of any notes. If we pay you additional interest, however, you would treat the payments as interest income when you receive or accrue them. Similarly, we intend to take the position that the likelihood of a redemption or repurchase of the notes is remote, and likewise do not intend to treat the possibility of any premium payable on a redemption or repurchase as affecting the yield to maturity of any notes. We can provide no assurance that the Internal Revenue Service will agree with this position.

SALE, EXCHANGE OR REDEMPTION OF NOTES

     You generally will recognize gain or loss on the sale, exchange (other than a conversion) or redemption of notes equal to the difference between (1) the amount of cash proceeds and the fair market value of any property you receive on the sale, exchange or redemption (except any portion that is accrued interest income, not previously included in income, which is taxable as ordinary income, or is accrued interest income that was previously included in income, which amount may be received without generating further income) and (2) your adjusted tax basis in the notes. Your adjusted tax basis generally will equal the cost of the notes to you. Your gain or loss generally will be capital gain or loss. Capital gain or loss will be long-term if you have held the notes for more than one year and will be short-term if you have held the notes for one year or less. Long-term capital gains for noncorporate taxpayers, including individuals, are currently taxable at a maximum rate of 20% (except for certain long-term capital gains from assets acquired after December 31, 2000 and held for more than five years, in which case the maximum rate is 18%) and short-term capital gains for such taxpayers are taxable at ordinary income rates. If you recognize a capital loss, the deductibility of such capital loss is subject to limitations. Net capital gains of corporate taxpayers are taxed at the same rates as ordinary income and are subject to a maximum tax rate of 35%.

CONVERSION OF NOTES

     You generally will not recognize any income, gain or loss on the conversion of notes into common stock, except for any cash you receive instead of a fractional share of common stock as described below. Any gain so recognized will generally be capital gain. Your tax basis in the common stock will be the same as your adjusted tax basis in the notes at the time of conversion, reduced by any basis attributable to fractional shares. For tax purposes, your holding period for the common stock will generally include your holding period for the notes you converted.

     You should treat cash you receive instead of a fractional share of common stock as a payment in exchange for the fractional share of common stock. This will result in capital gain or loss (measured by the difference between the cash you receive for the fractional share and your adjusted tax basis in the fractional share), and the rules for determining whether such gain or loss is short-term or long-term are the same as those applicable to sales, exchanges, or redemptions (as described above).

DIVIDENDS ON COMMON STOCK

     If we make a distribution on common stock after conversion, the distribution generally will be treated as a dividend and taxed as ordinary income to the extent of our current and/or accumulated earnings and profits. A distribution in excess of earnings and profits is treated as a tax-free return of capital to the extent of your tax basis in the common stock, on a share-by-share basis, and then as gain from the sale or exchange of such stock. A dividend to a corporate holder may qualify for a dividends received deduction, subject to certain limitations.

ADJUSTMENTS TO CONVERSION PRICE

     The conversion price of the notes may change under certain circumstances. In such a case, you may be treated as having received a constructive distribution of common stock whether or not your notes are ever converted, which may be treated as a taxable dividend under Section 305 of the Code. Such a distribution will generally be deemed to occur if, and to the extent that, the adjustment in the conversion price increases your proportionate interest in our assets or earnings and profits. The constructive distribution may be taxed as ordinary income, subject to a possible dividends received deduction if you are a corporate holder, to the extent of our current and/or accumulated earnings and profits. For example, an adjustment to reflect a taxable dividend to holders of common stock will result in a constructive dividend. Holders who have converted their notes into common stock will generally be treated as having received a constructive distribution if there is not a full adjustment to the conversion price of the notes to reflect a stock dividend or other event that would (absent such adjustment) increase the proportionate interest of the common stockholders in our assets or earnings and profits. In such an event, the constructive distribution will be taxable as ordinary income, subject to a possible dividends received deduction if you are a corporate holder, to the extent of our current and/or accumulated earnings and profits.

SALE OF COMMON STOCK

     On the sale or exchange of common stock, you generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property you receive on the sale or exchange and
(2) your adjusted tax basis in the common stock. This capital gain or loss will be long-term if you have held the stock for more than one year and will be short-term if you have held the stock for one year or less. Long-term capital gains for noncorporate taxpayers, including individuals, are currently taxable at a maximum rate of 20% (except for certain long-term capital gains from assets acquired after December 31, 2000 and held for more than five years, in which case the maximum rate is 18%), and short-term capital gains for such taxpayers are taxable at ordinary income rates. A holder's basis and holding period in common stock received upon conversion of notes are determined as discussed above under "-- Conversion of Notes." If you recognize capital loss, the deductibility of such capital loss is subject to limitations. Net capital gains of corporate taxpayers are taxed at the same rates as ordinary income and are subject to a maximum tax rate of 35%.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding of United States federal income tax (currently at a rate of 30.5%) may apply to payments pursuant to the terms of a note or common stock to a U.S. holder that is not an "exempt recipient" and that fails to provide certain identifying information, such as the holder's taxpayer identification number, in the manner required. Generally, individuals are not exempt recipients, whereas corporations and some other entities are exempt recipients. Payments made in respect of a note or common stock must be reported to the IRS, unless the U.S. holder is an exempt recipient or otherwise established an exemption. Any amounts withheld under the backup withholding rules from a payment to a holder of a note or common stock will be allowed as a refund or credit against such holder's United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

                            SELLING SECURITYHOLDERS

     We originally issued the notes in transactions exempt from the registration requirements of the Securities Act to persons that the initial purchasers believed to be qualified institutional buyers. As used in this prospectus, the term selling securityholders includes their transferees, pledgees, donees and their successors. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes and the shares of common stock issuable upon conversion of the notes, if issued.

     The following table sets forth information regarding (1) the beneficial ownership of the notes, and the maximum principal amount of notes that each may offer and (2) the number of shares of common stock that each selling securityholder may sell under this prospectus. Because the selling securityholders may offer all or a portion of the notes and the common stock, if converted, under this prospectus, we cannot estimate with certainty the principal amount of the notes or the common stock that the selling securityholders will hold upon termination of any sale. For this reason, we have assumed that either all of the principal amount of notes offered by a selling securityholder or all of the shares of common stock offered will be sold. The following table is based upon information furnished to us by the selling securityholders as of the date such information was provided to us.


                                                                                           BENEFICIAL OWNERSHIP AFTER RESALE
                                                                        NUMBER OF              OF NOTES OR COMMON STOCK
                                         NUMBER OF      PRINCIPAL       SHARES OF     -------------------------------------------
                                         SHARES OF      AMOUNT OF     COMMON STOCK                            NUMBER OF
                                        COMMON STOCK      NOTES       ISSUABLE UPON    PRINCIPAL              SHARES OF
                                        BENEFICIALLY   BENEFICIALLY   CONVERSION OF     AMOUNT                 COMMON
NAME OF SELLING SECURITYHOLDER             OWNED         OWNED(1)         NOTES       OF NOTES(2)   PERCENT   STOCK(2)    PERCENT
------------------------------          ------------   ------------   -------------   -----------   -------   ---------   -------
Allete Inc............................         --      $    250,000         3,086         --          --            --      --
Akela Capital Master Fund, LTD........         --      $  1,000,000        12,345         --          --            --      --
Alpha U.S. Sub Fund VIII, LLC.........         --      $    120,000         1,481         --          --            --      --
Argent Classic Convertible Arbitrage
  Fund L.P. ..........................         --      $  4,000,000        49,383         --          --            --      --
Argent Classic Convertible Arbitrage
  Fund (Bermuda) Ltd. ................         --      $  6,000,000        74,074         --          --            --      --
Argent Convertible Arbitrage Fund
  Ltd. ...............................         --      $  7,000,000        86,420         --          --            --      --
Argent LowLev Convertible Arbitrage
  Fund, LLC...........................         --      $    500,000         6,172         --          --            --      --
Aristeia International Limited........         --      $ 14,040,000       173,335         --          --            --      --
Aristeia Trading, LLC.................         --      $  3,960,000        48,889         --          --            --      --
Associated Electric & Gas Insurance
  Services Limited....................         --      $  1,200,000        14,814         --          --            --      --
Banc of America Securities LLC........         --      $  1,715,000        21,173         --          --            --      --
Bancroft Convertible Fund, Inc. ......         --      $  1,000,000        12,345         --          --            --      --
BNP Paribas Equity Strategies, SNC....      1,707      $  2,812,000        34,716         --          --         1,707       *
CALAMOS(R) Market Neutral Fund --
  CALAMOS(R) Investment Trust.........         --      $  9,750,000       120,371         --          --            --      --
Century National Insurance Company....         --      $    475,000         5,864         --          --            --      --
CIBC WG International Arbitrage.......         --      $  2,500,000        30,864         --          --            --      --
CIBC World Markets....................         --      $  1,000,000        12,345         --          --            --      --
Clinton Multistrategy Master Fund,
  Ltd. ...............................         --      $ 10,000,000       123,458         --          --            --      --
Clinton Riverside Convertible
  Portfolio Limited...................         --      $ 10,000,000       123,458         --          --            --      --
Consulting Group Capital Markets
  Funds...............................         --      $    500,000         6,172         --          --            --      --
CooperNeff Convertible Strategies
  Fund, LP............................         --      $    824,000        10,172         --          --            --      --
Credit Suisse First Boston Corp.......         --      $ 13,140,000       162,223         --          --            --      --
DaimlerChrysler Corp. Emp#1 Pension
  Plan dtd 4/1/89.....................         --      $  4,415,000        54,506         --          --            --      --
Deephaven Domestic Convertible Trading
  LTD. ...............................         --      $  3,560,000        43,951         --          --            --      --
Deutsche Banc Securities Inc. ........         --      $ 55,269,000       682,340         --          --            --      --
Ellsworth Convertible Growth and
  Income Fund, Inc. ..................         --      $  1,000,000        12,345         --          --            --      --
Fidelity Commonwealth Trust: Fidelity
  Mid-Cap Stock Fund..................         --      $  7,447,000        91,939         --          --            --      --
Fidelity Financial Trust: Fidelity
  Convertible Securities Fund.........         --      $  3,000,000        37,037         --          --            --      --
First Mercury Insurance
  Company -- Total Return.............         --      $     25,000           308         --          --            --      --
First Union Securities Inc. ..........         --      $  8,850,000       109,260         --          --            --      --
Franklin and Marshall College.........         --      $    250,000         3,086         --          --            --      --
Global Bermuda Limited Partnership....         --      $    600,000         7,407         --          --            --      --
Grace Brothers Management, LLC........      5,743(3)   $  5,000,000        61,729         --          --         5,743       *
Grace Brothers, Ltd. .................     20,270(3)   $  1,000,000        12,345         --          --        20,270       *
HFR Master Fund, LTD. ................         --      $     50,000           617         --          --            --      --
Highbridge International LLC..........         --      $ 35,000,000       432,103         --          --            --      --
Jeffries Umbrella Fund US Convertible
  Bonds...............................         --      $    200,000         2,469         --          --            --      --
Jersey (IMA) LTD. ....................         --      $  1,500,000        18,518         --          --            --      --

                                                                                           BENEFICIAL OWNERSHIP AFTER RESALE
                                                                        NUMBER OF              OF NOTES OR COMMON STOCK
                                         NUMBER OF      PRINCIPAL       SHARES OF     -------------------------------------------
                                         SHARES OF      AMOUNT OF     COMMON STOCK                            NUMBER OF
                                        COMMON STOCK      NOTES       ISSUABLE UPON    PRINCIPAL              SHARES OF
                                        BENEFICIALLY   BENEFICIALLY   CONVERSION OF     AMOUNT                 COMMON
NAME OF SELLING SECURITYHOLDER             OWNED         OWNED(1)         NOTES       OF NOTES(2)   PERCENT   STOCK(2)    PERCENT
------------------------------          ------------   ------------   -------------   -----------   -------   ---------   -------
JMG Capital Partners, LP..............         --      $ 14,825,000       183,026         --          --            --      --
JMG Triton Offshore Fund, LTD. .......         --      $ 28,125,000       347,225         --          --            --      --
KBC Financial Products (Cayman
  Islands)............................         --      $  1,000,000        12,345         --          --            --      --
Lakeshore International Ltd. .........         --      $  2,400,000        29,629         --          --            --      --
Libertyview Funds, L.P. ..............         --      $  3,500,000        43,210         --          --            --      --
Lincoln National Convertible
  Securities Fund.....................         --      $  1,000,000        12,345         --          --            --      --
Lyxor Master Fund Ref: Argent/LowLev
  CB..................................         --      $  1,000,000        12,345         --          --            --      --
McMahan Securities Co. L.P. ..........         --      $    950,000        11,728         --          --            --      --
Morgan Stanley & Co. .................         --      $ 10,000,000       123,458         --          --            --      --
Morgan Stanley Dean Witter Convertible
  Securities Trust....................         --      $  3,000,000        37,037         --          --            --      --
National Union Fire Insurance Company
  of Pittsburgh, PA...................         --      $  1,000,000        12,345         --          --            --      --
New York Life Insurance Company.......         --      $  3,430,000        42,346         --          --            --      --
New York Life Insurance Company.......         --      $  1,450,000        17,901         --          --            --      --
Newport Investments Inc. .............         --      $    320,000         3,950         --          --            --      --
Onex Industrial Partners Limited......     45,540(3)   $  1,750,000        21,605         --          --        45,540       *
Paloma Securities L.L.C. .............        300      $  4,000,000        49,383         --          --           300       *
Pebble Capital Inc. ..................     22,297(3)   $    550,000         6,790         --          --        22,297       *
RAM Trading Ltd. .....................         --      $  5,000,000        61,729         --          --            --      --
Robertson Stephens....................         --      $ 13,000,000       160,495         --          --            --      --
San Diego County Employees Retirement
  Association.........................         --      $  1,000,000        12,345         --          --            --      --
Silvercreek II Limited................     53,783(3)   $    250,000         3,086         --          --        53,783       *
Silvercreek Limited Partnership.......         --      $  2,450,000        30,247         --          --            --      --
Spear, Leads & Kellogg, L.P. .........         --      $  1,000,000        12,345         --          --            --      --
State Street Bank Custodian for GE
  Pension Trust.......................         --      $  2,035,000        25,123         --          --            --      --
Sturgeon Limited......................         --      $    364,000         4,493         --          --            --      --
Sunrise Partners L.L.C................         --      $ 12,500,000       154,322         --          --            --      --
Teachers Insurance and Annuity
  Association.........................         --      $  6,000,000        74,074         --          --            --      --
TQA Master Fund, LTD. ................         --      $  5,000,000        61,729         --          --            --      --
TQA Master Plus Fund, LTD. ...........         --      $  5,000,000        61,729         --          --            --      --
Tribeca Investments, LLC..............         --      $ 18,000,000       222,224         --          --            --      --
UBS O'Connor LLC F/B/O O'Connor Global
  Convertible Portfolio...............         --      $    500,000         6,172         --          --            --      --
UBS O'Connor LLC F/B/O UBS Global
  Equity Arbitrage Master LTD. .......         --      $  2,000,000        24,691         --          --            --      --
Wachovia Securities International
  Limited.............................         --      $ 15,000,000       185,187         --          --            --      --
Zazove Hedged Convertible Fund L.P....         --      $  1,600,000        19,753         --          --            --      --
Zurich Institutional Benchmarks Master
  Fund LTD............................         --      $    600,000         7,407         --          --            --      --
All other Holders(4)..................         --      $211,449,000(5)   2,610,541        --          --            --      --
                                          -------      ------------    ----------          --          --      -------       --
Total(6)..............................    149,640      $600,000,000     7,407,480         --          --       149,640       *
                                          =======      ============    ==========          ==          ==      =======       ==


---------------

 * Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2) Assumes that either all of the principal amount of notes offered hereby or all of the shares of common stock issued are sold by the selling securityholder.

(3)The number of shares of common stock beneficially owned assumes that the securityholder converts the principal amount of our 5 1/4% convertible subordinated notes due 2006 held by such holder into shares of common stock at a conversion price of $74.00 per share.

(4) The name of any other selling securityholder who wishes to sell notes or shares of common stock issued upon conversion of the notes will be specifically identified in an amendment to this registration statement or in a supplement to this prospectus, as appropriate.

(5) This number represents the difference between the aggregate principal amount of the notes sold ($600 million) and the aggregate principal amount of notes for which questionnaires were received by us from the securityholders. The questionnaires have been sent to us by certain securityholders since December 2001 and the information contained therein since our receipt may have changed without our knowledge. As a result, this number may not represent the correct remaining aggregate principal amount for which questionnaires are still to be received.

(6) Represents the aggregate amount of notes issued and sold by us to the initial purchasers and number of shares of common stock issuable upon conversion of the notes that may be sold pursuant to this prospectus.

                              PLAN OF DISTRIBUTION

     The selling securityholders may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the type of transaction involved.

     The notes and the common stock into which the notes are convertible may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions) (1) on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale, (2) in the over-the-counter market,
(3) in transactions otherwise than on such exchanges or services or in the over-the-counter market, or (4) through the writing of options. In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or the common stock and deliver such securities to close out such short positions, or loan or pledge the notes or the common stock to broker-dealers that in turn may sell such securities.

     The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     Our common stock is quoted on the Nasdaq National Market under the symbol "CEPH." The notes are currently eligible for trading in the PORTAL Market. However, we do not intend to list the notes for trading on any national securities exchange of on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

     In order to comply with the securities laws of certain states, if applicable, the notes and common stock into which the notes are convertible may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale in such state or an exemption for such registration or qualification requirement is available and is complied with.

     The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any notes or common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

     To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We entered into a registration rights agreement for the benefit of holders of the notes to register the resale of their notes and common stock under applicable federal securities laws under certain circumstances and at certain times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and common stock, provided that each selling securityholder will be responsible for payment of commissions and discounts of underwriters, broker-dealers or agents.

                      WHERE YOU CAN FIND MORE INFORMATION

     Cephalon is subject to the information and reporting requirements of the Securities Exchange Act of 1934 under which we file periodic reports, proxy and information statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission upon payment of prescribed fees. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the Public Reference Room. These reports, proxy and information statements and other information may also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     We have "incorporated by reference" into this prospectus certain information that we file with the Securities and Exchange Commission. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the Securities and Exchange Commission and incorporated later. Any information that we subsequently file with the Securities and Exchange Commission that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus.

     We incorporate by reference our documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2001 including all amendments thereto;

     - Current Reports on Form 8-K or Form 8-K/A filed on January 10, 2002, February 13, 2002 and April 16, 2002;

     - The description of our common stock that is contained in our Form 8-A Registration Statement filed with the SEC on March 15, 1991, including any amendment or reports filed for the purpose of updating such description; and

     - The description of our stockholder rights plan that is contained in our Form 8-A Registration Statement filed with the SEC on January 20, 1999, including any amendments or reports filed for the purpose of updating such description.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

          Cephalon, Inc.
        145 Brandywine Parkway
        West Chester, PA 19380
        Attention: John E. Osborn,
        Senior Vice President, General Counsel and Secretary
        Telephone: (610) 344-0200

                           FORWARD-LOOKING STATEMENTS

     In addition to historical facts or statements of current condition, this prospectus and the documents that are and will be incorporated into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements provide our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "hope," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include, among others, statements about:

     - our anticipated scientific progress in our research programs and our development of potential pharmaceutical products;

     - any potential expansion of the authorized uses of our existing products;

     - the impact of the Lafon acquisition on our business, operations, and financial condition and performance;

     - our sales, EBITDA and earnings per share projections for 2002, including the impact on such measures as a result of the acquisition of the Group Lafon business;

     - our future cash flow and our ability to raise additional funds, if needed;

     - other statements regarding matters that are not historical facts or statements of current condition.

     Any or all of our forward-looking statements in this prospectus and in the documents we have referred you to may turn our to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Therefore, you should not place undue reliance on any such forward-looking statements. Some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, among others:

     - our ability to integrate the Group Lafon operations into our business to achieve synergies following integration;

     - unanticipated cash requirements to support current operations, expansion of our business or capital expenditures;

     - market conditions in the biotechnology industry that make raising capital difficult, expensive or both;

     - the loss of key management or scientific personnel;

     - scientific or regulatory setbacks with respect to research programs and existing products;

     - the activities of our competitors in the industry; and

     - enactment of new government regulations, court-decisions, regulatory interpretations or other initiatives.

     We do not intend to update publicly any forward-looking statement, except as required by law. Risks that we anticipate are discussed in more detail in the section entitled "Risk Factors." This discussion is permitted by the Private Securities Litigation Reform Act of 1995.

                                 LEGAL MATTERS

     Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, has passed on the validity of the securities offered hereby.

                                    EXPERTS

     The consolidated financial statements of Cephalon, Inc. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto. Arthur Andersen LLP did not audit the financial statements of Anesta Corp., a company acquired by Cephalon during 2000 in a transaction accounted for as a pooling of interests. Such statements are included in the consolidated financial statements of Cephalon, Inc. and reflect total revenues of 13 percent in 1999 of the related consolidated totals. Those statements were audited by PricewaterhouseCoopers LLP whose report has been furnished to us, and Arthur Andersen's opinion, insofar as it relates to amounts included for Anesta Corp., is based solely upon the report of PricewaterhouseCoopers LLP.

     The consolidated financial statements of Anesta Corp., not incorporated by reference nor separately presented in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon is incorporated by reference in this registration statement. Such financial statements, to the extent they have been included in the financial statements of Cephalon, Inc., have been so included in reliance on the report of such independent accountants given on authority of such firm as experts in auditing and accounting.

     The consolidated financial statements of Lafon Group as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, incorporated in this prospectus, have been audited by Befec-Price Waterhouse, a member of PricewaterhouseCoopers, independent accountants, as stated in their report with respect thereto.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                [CEPHALON LOGO]

    $600,000,000 2 1/2% CONVERTIBLE SUBORDINATED NOTES DUE DECEMBER 15, 2006
                        7,407,480 SHARES OF COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                          , 2002

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table shows the expenses of the issuance and distribution of the securities offered hereby:

Securities and Exchange Commission registration fee.........  $ 55,200
  Nasdaq listing fee........................................    17,500
  Legal fees and expenses...................................    20,000
  Printing and engraving expenses...........................    15,000
  Accounting fees and expenses..............................     5,000
  Miscellaneous.............................................     5,000
                                                              --------
     Total..................................................  $117,700
                                                              ========

     All of the amounts shown are estimates, except for fees payable to the Securities and Exchange Commission.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Article 9 of Cephalon's By-Laws provides for the indemnification of directors, officers, employees and agents of Cephalon to the maximum extent permitted by the Delaware General Corporation Law. Section 145 empowers a corporation to indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Cephalon's By-laws permit it to purchase insurance on behalf of such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Cephalon would have the power to indemnify him against such liability under the foregoing provision of the By-laws.

ITEM 16.  EXHIBITS.

     The exhibits filed as part of this registration statement are as follows:


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  4.1+    Indenture dated as of December 11, 2001 between the
          Registrant and State Street Bank and Trust Company.
  4.2+    Registration Rights Agreement dated as of December 11, 2001 among the Registrant and Credit Suisse First Boston
          Corporation, Robertson Stephens, Inc., CIBC World Markets
          Corp., SG Cowen Securities Corporation, UBS Warburg LLC,
          U.S. Bancorp Piper Jaffray Inc., Adams, Harkness & Hill,
          Inc. and Banc of America Securities LLC.
  5.1+    Opinion of Morgan, Lewis & Bockius LLP regarding the
          legality of securities being registered.
 12.1+    Statement Regarding Computation of Ratios.
 23.1+    Consent of Morgan, Lewis & Bockius LLP (included in its
          opinion filed as Exhibit 5.1 hereto).
 23.2*    Consent of Arthur Andersen LLP.
 23.3*    Consent of PricewaterhouseCoopers LLP.
 23.4*    Consent of Befec-Price Waterhouse.
 24.1+    Powers of Attorney (included on signature page).
 25.1+    Form T-1. Statement of Eligibility under the Trust Indenture
          Act of State Street Bank and Trust Company.


---------------

* Filed herewith.

+ Previously filed as an exhibit to this registration statement.

  ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to its Restated Certificates of Incorporation, its By-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Chester, Commonwealth of Pennsylvania on May 14, 2002.


                                          CEPHALON, INC.

                                          By:      /s/ J. KEVIN BUCHI
                                            ------------------------------------
                                                       J. Kevin Buchi
                                                Sr. Vice President and Chief
                                                      Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                   SIGNATURE                                    TITLE                       DATE
                   ---------                                    -----                       ----

                       *                            Chairman and Chief Executive        May 14, 2002
   -----------------------------------------        Officer (Principal Executive
           Frank Baldino, Jr., Ph.D.                          Officer)


              /s/ J. KEVIN BUCHI                    Sr. Vice President and Chief        May 14, 2002
   -----------------------------------------        Financial Officer (Principal
                J. Kevin Buchi                     Financial Officer and Principal
                                                         Accounting Officer)


                                                              Director
   -----------------------------------------
                William P. Egan


                       *                                      Director                  May 14, 2002
   -----------------------------------------
            Robert J. Feeney, Ph.D.


                       *                                      Director                  May 14, 2002
   -----------------------------------------
              Martyn D. Greenacre


                       *                                      Director                  May 14, 2002
   -----------------------------------------
              Charles A. Sanders


                       *                                      Director                  May 14, 2002
   -----------------------------------------
            Horst Witzel, Dr.-Ing.


* By J. Kevin Buchi, as attorney-in-fact and agent.

                                 CEPHALON, INC.

                            REGISTRATION ON FORM S-3

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 23.2     Consent of Arthur Andersen LLP.
 23.3     Consent of PricewaterhouseCoopers LLP.
 23.4     Consent of Befec-Price Waterhouse.